Exhibit 99.1

For additional information :contactInvestor Contact: Sloane & Company Dan Zacchei / Joe Germani 212-486-9500 dzacchei@sloanepr.com / jgermani@sloanepr.com

Luby’s Completes New Five-Year Credit Agreement

HOUSTON, TX – December 14, 2018 – Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced it has entered into a new senior secured credit agreement, effective December 13, 2018, with MSD Partners, L.P (“MSD Partners”). This new agreement is comprised of three elements: a $60.0 million five-year term loan, a $10.0 million delayed draw term loan available for nine months after closing, and a $10.0 million revolving credit facility. The loans carry a variable interest rate with scheduled amortization of $10.0 million in each of the first two years and $15.0 million in the third and fourth year. The loans are secured by a first lien on company assets.

The proceeds of the new loan were used first to repay the outstanding $39.4 million in borrowings and accrued interest on Luby’s credit agreement with its previous bank lenders. The remaining proceeds were used to establish reserves for other commitments, pay financing fees upfront and expenses related to the loan, and for general corporate purposes. After the closing of this new credit agreement, the company had $60.0 million of term debt and cash on the balance sheet of approximately $17.8 million.

Chris Pappas, President and CEO commented, “We are pleased to be partnering with MSD Partners on this refinancing which will give us the funding to execute aggressively on a plan to enhance our operating performance, grow sales, and thereby improve financial results. As we continue our $45.0 million asset sales program, we remain confident that we will be able to reduce our debt balance in the near term and strengthen our financial position.”

Pappas continued, “We are confident in our team’s ability to overcome challenges and strengthen our iconic brands. Luby’s and Fuddruckers loyally serve guests that love and trust our brands – and have for generations. We are proud to be part of this community of family and friends that enjoy making Luby’s and Fuddruckers a part of their daily lives. We look forward to serving generations to come.”

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 142 restaurants nationally: 82 Luby’s Cafeterias, 58 Fuddruckers, and 1 Cheeseburger in Paradise. The Company is also the franchisor for 103 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Panama, and Colombia. Luby’s Culinary Contract Services provides food service management to 30 sites consisting of healthcare, higher education, sport stadiums, and corporate dining locations as of December 13, 2018.

About MSD Partners, L.P.

MSD Partners, L.P., an SEC-registered investment adviser located in New York, was formed in 2009 by the principals of MSD Capital, L.P. to enable a select group of investors to invest in strategies that were developed by MSD Capital. MSD Capital was established in 1998 to exclusively manage the capital of Michael Dell and his family. MSD Partners utilizes a multi-disciplinary investment strategy focused on maximizing long-term capital appreciation by making investments across the globe in the equities of public and private companies, credit, real estate and other asset classes and securities.

Transaction Advisors

Cowen served as exclusive financial advisor and placement agent to Luby’s Inc. Bracewell acted as legal counsel to Luby’s Inc.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q.